Exhibit 4.1
THIS CERTIFICATE IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO., AS THE NOMINEE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY. THIS CERTIFICATE IS EXCHANGEABLE FOR CERTIFICATES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND NO TRANSFER OF THIS CERTIFICATE (OTHER THAN A TRANSFER OF THIS CERTIFICATE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. •	Original Principal Amount: $ •
Issue Date: February 17, 2009	CUSIP No.: 59156R AT5
ISIN: US59156RAT59
METLIFE, INC.
7.717% SENIOR DEBT SECURITIES, SERIES B, DUE 2019
     This securities certificate certifies that Cede & Co. is the registered Holder of the 7.717% Senior Debt Securities, Series B, due 2019 (the “Designated Debentures”) set forth above or such other number of Designated Debentures reflected in the Schedule of Increases or Decreases in the Global Certificate attached hereto.
     MetLife, Inc., a Delaware corporation (the “Company”, which term includes any successor corporation under the Indenture (as defined on the reverse hereof)) for value received, hereby promises to pay to The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent (as defined in the Remarketing Agreement dated January 12, 2009 among the Company, Citigroup Global Markets Inc. (the “Remarketing Agents,” which expression shall include any institution(s) appointed as a Remarketing Agent in accordance with Section 8 of the Remarketing Agreement), and The Bank of New York Mellon Trust Company, N.A., not individually but solely as Purchase Contract Agent and as attorney-in-fact of the holders of Purchase Contracts), the Accreted Principal Amount (as defined in the Indenture) on February 15, 2019 (the “Stated Maturity Date”). The Designated Debentures shall bear interest as specified on the reverse hereof.
     The Designated Debentures shall not be entitled to any benefit under the Indenture, be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been executed by the Trustee.

     The provisions of the Designated Debentures are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed.
Dated: February 17, 2009
METLIFE, INC.

By:

Name: Eric. T. Steigerwalt
Title: Senior Vice President and Treasurer

CERTIFICATE OF AUTHENTICATION
     This is one of the Designated Debentures referred to in the Indenture.
Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:
Authorized Signatory

          The 7.717% Senior Debt Securities, Series B, due 2019 (the “Designated Debentures”) have been issued as part of a duly authorized series of the Company under and pursuant to the Indenture, dated as of June 21, 2005 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association) (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture, dated as of June 21, 2005 between the Company and the Trustee (the “Second Supplemental Indenture”) and, the Seventh Supplemental Indenture, dated February 6, 2009 (the “Seventh Supplemental Indenture”, and together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Designated Debentures.
          The Designated Debentures are unsecured and rank equally in right of payment with all of the Company’s other senior unsecured debt to the extent provided in the Indenture.
          The Designated Debentures will bear interest from February 15, 2009 at the rate per annum equal to 7.717%; such interest shall be payable in cash, semi-annually in arrears on the Interest Payment Dates following six months and twelve months after February 15, 2009 and thereafter on the respective anniversaries thereof. Interest on the Designated Debentures shall be calculated on the basis of a 360-day year composed of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed in that 180-day period. Interest payable on the Designated Debentures on any Interest Payment Date will include interest for the immediately preceding Interest Period. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name the Designated Debentures (or one or more Predecessor Designated Debentures) are registered at the close of business on the regular record date for such interest payment, which shall be the first day of the month in which such interest payment is due. Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant regular record date by virtue of having been such Holder, and may be paid to the Person in whose name the Designated Debentures (or one or more Predecessor Designated Debentures) are registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to the Holders of Designated Debentures not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Designated Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
          If the Accreted Principal Amount hereof or any portion of such Accreted Principal Amount is not paid when due (whether upon acceleration, upon the date set for payment of the Redemption Price or upon the Stated Maturity of the Designated Debentures) or if interest due hereon (or any portion of such interest) is not paid when due, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at the rate borne by the Designated Debentures, compounded at the end of such Interest Period, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable as set forth in the Indenture.
          Subject to the terms and conditions of the Indenture, the Company will make payments in respect of the Redemption Price and at the Stated Maturity of the Designated Debentures to Holders who surrender Designated Debentures to a Paying Agent to collect such payments in respect of the Designated Debentures; provided that if any Redemption Date is an Interest Payment Date, accrued and unpaid interest shall be paid to the Holders of record as of the applicable regular record date. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by check payable in such money; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest on all Designated Debentures represented by a global security certificate. If any Interest Payment Date (other than an Interest Payment Date coinciding with the Stated Maturity or earlier Redemption Date) falls on a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day and no interest on such payment will accrue for the period from and after the Interest Payment Date to such next succeeding Business Day, but if that Business Day is in the next succeeding calendar year, then that payment shall be made on the immediately preceding Business Day, with the same force and effect as if made on that date. If the Stated Maturity or Redemption Date of the Designated Debentures would fall on a day that is not a Business Day, the required payment of interest, if any, and principal will be made on the next succeeding Business Day and no interest on such payment will accrue and no principal will accrete for the period from and after the Stated Maturity or Redemption Date to such next succeeding Business Day.
          No sinking fund is provided for the Designated Debentures. The entire principal amount of the Designated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including compounded interest, if any, on February 15, 2019.
          The Designated Debentures will be redeemable at the Company’s option in whole or in part, at any time, on or after February 15, 2011, at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to the date of redemption and the “Make-Whole Redemption Amount” (as defined herein). “Make-Whole Redemption Amount” means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal and interest thereon for the principal amount to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption), discounted from their respective scheduled payment dates to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the

Treasury Rate plus 50 basis points plus, in each case, accrued and unpaid interest thereon to the date of redemption.
          For purposes of the preceding definitions:
•	“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

•	“Premium Calculation Agent” means an investment banking institution of national standing appointed by the Company.

•	“Comparable Treasury Issue” means the U.S. Treasury security selected by the Premium Calculation Agent as having a maturity comparable to the term remaining from the Redemption Date to February 15, 2019 (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable term.

•	“Comparable Treasury Price” means, with respect to a Redemption Date (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Premium Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

•	“Reference Treasury Dealer” means each of (1) Citigroup Capital Markets Inc. and Morgan Stanley & Co. Incorporated and their successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) the Company will substitute therefore another Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by the Premium Calculation Agent after consultation with the Company.

•	“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Premium Calculation Agent of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Premium Calculation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
          If the Company redeems less than all of the outstanding Designated Debentures, the Trustee will select the Designated Debentures to be redeemed (i) by lot; (ii) pro rata; or (iii) by another method the Trustee considers fair and appropriate. The Company may not redeem less than all of the outstanding Designated Debentures if the Accreted Principal Amount has been accelerated and such acceleration has not been rescinded.
          Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Designated Debentures to be redeemed at the Holder’s registered address. If money sufficient to pay the Redemption Price of all Designated Debentures (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, immediately after such Redemption Date interest shall cease to accrue and principal will cease to accrete on such Designated Debentures or portions thereof. Designated Debentures in denominations larger than $1,000 Original Principal Amount may be redeemed in part but only in integral multiples of $1,000.
          In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the Accreted Principal Amount of all of the Designated Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture. An “event of default” with respect to the Designated Debentures, means any of the following:
•	failure to pay any installment of interest when due and payable (including any additional interest) on the Designated Debentures and continuance of such default for a period of 30 days or more;

•	failure to pay the principal of the Designated Debentures when due, whether at maturity, upon redemption or otherwise; or

•	certain events in bankruptcy, insolvency or reorganization of the Company or appointment of a receiver, liquidator or trustee of MetLife Bank, N.A., the banking subsidiary of MetLife.
          If an event of default under the Indenture occurs and continues with respect to the Designated Debentures, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Designated Debentures may declare the entire principal of and all accrued but unpaid interest on the outstanding Designated Debentures to be due and payable immediately. If such declaration occurs, the Holders of a majority of the aggregate principal amount of the outstanding Designated Debentures can, subject to certain conditions, rescind the declaration.
          The Holders of a majority in aggregate principal amount of the outstanding Designated Debentures may, on behalf of all Holders of the outstanding Designated Debentures, waive any past default with respect to the Designated Debentures, except:
•	a default in payment of principal or interest; or

•	a default under any provision of the Indenture which itself cannot be modified or amended without the consent of the Holders of the Designated Debentures.

          The Holders of a majority in principal amount of the Designated Debentures shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture.
          The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Designated Debentures at the time Outstanding (as defined in the Indenture) to execute supplemental indentures for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Designated Debentures; provided, however, that, among other things, no such supplemental indenture shall (i) reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon without the consent of the Holder of each Designated Debenture so affected, or (ii) reduce the aforesaid percentage of Designated Debentures, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Designated Debenture then Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Designated Debentures at the time Outstanding affected thereby, on behalf of all of the Holders of the Designated Debentures, to waive a default or Event of Default with respect to the Designated Debentures, and its consequences, except a default or Event of Default in the payment of the principal of or interest on any of the Designated Debentures or a default in respect of a provision that under Article IX of the Base Indenture cannot be amended without the Holder of each Holder affected thereby. Any such consent or waiver by the registered Holders of the Designated Debentures (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holders and upon all future Holders and owners of the Designated Debentures and of any certificate representing Designated Debentures issued in exchange for or in place hereof (whether by registration of transfer or otherwise) irrespective of whether or not any notation of such consent or waiver is made upon the certificate representing the Designated Debentures.
          No reference herein to the Indenture and no provision of the Designated Debentures or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on the Designated Debentures at the time and place and at the rate and in the money herein prescribed.
          As provided in the Indenture and subject to certain limitations therein set forth, the Designated Debentures are transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of the certificates representing the Designated Debentures for registration of transfer at the office or agency of the Trustee in The City of New York and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new certificates representing Designated Debentures of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in relation thereto.
          Prior to due presentment for registration of transfer of this security certificate representing Designated Debentures, the Company, the Trustee, any paying agent and the Security Registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not the Designated Debentures shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.
          No recourse shall be had for the payment of the principal of or the interest on the Designated Debentures, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.
          The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person or sell, assign, transfer, lease or convey all or substantially all of its properties and assets. All such covenants and limitations are subject to a number of important qualifications and exceptions. The Company must report periodically to the Trustee on compliance with the covenants in the Indenture.
          The Designated Debentures are issuable only in registered form without coupons, in denominations of $1,000 Original Principal Amount and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Designated Debentures so issued are exchangeable for a like aggregate principal amount of Designated Debentures of a different authorized denomination, as requested by the Holder surrendering the same.
          All terms used in security certificates representing Designated Debentures that are defined in the Indenture shall have the meanings assigned to them in the Indenture.
          The Designated Debentures shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers the Designated Debentures to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)
agent to transfer the Designated Debentures on the books of the Security Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:
Signature Guarantee:
(Sign exactly as your name appears on the other side of the certificate representing Designated Debenture)
          Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OF DECREASES IN GLOBAL CERTIFICATE
The following increases or decreases in this Global Certificate have been made:

	Amount of			Signature
	increase in			of
	Number of		Number of	authorized
	Designated	Amount of decrease in	Designated Debentures	signatory
	Debentures	Number of	evidenced by this	of Stock
	evidenced by	Designated Debentures	Global Certificate	Purchase
	the Global	evidenced by the	following such	Contract
Date	Certificate	Global Certificate	decrease or increase	Agent